Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR APPOINTS DON M. BAILEY AS CEO
Union City, CA — November 29, 2007 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) announced today that Don M. Bailey, 61, has been appointed President and Chief Executive Officer. Prior to this appointment, Mr. Bailey was the Interim President of the Company, a role in which he has served since May of 2007.
“Don’s been instrumental in setting the foundation for Questcor’s strategic redirection announced in August. Under his leadership as our interim president, Questcor is now profitable and generating positive cash flows after a history of operating losses. As our new Chief Executive Officer, Don will continue to implement this new strategy and pursue other strategies that seek to generate shareholder value,” said Virgil Thompson, Questcor’s Chairman of the Board. “We welcome Don as our new Chief Executive Officer and we look forward to his continued leadership at Questcor.”
Mr. Bailey joined Questcor’s Board of Directors in May 2006. Mr. Bailey is currently the non-executive Chairman of the Board of STAAR Surgical Company, a leader in the development, manufacture, and marketing of minimally invasive ophthalmic products employing proprietary technologies. Mr. Bailey served as Chairman of the Board of Comarco, Inc., a provider of wireless test products for the wireless industry and a maker of emergency call box systems and mobile power products for handheld devices from 1998 to August 2007. He also served from June 1990 to April 2000 as President and Chief Executive Officer of Comarco, Inc., where he was employed since May 1980. He earned a B.S. in mechanical engineering from the Drexel Institute of Technology in 1968, a M.S. degree in operations research from the University of Southern California in 1971 and an MBA from Pepperdine University in 1986.
About Questcor — Questcor Pharmaceuticals, Inc. is a pharmaceutical company that owns two commercial products, H.P. Acthar ® Gel (“Acthar”) and Doral ® , and is developing new medications using strategies that generally require lower capital investment when compared to traditional development programs. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”). In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing new medications, including QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
Steve Cartt
510-400-0700
IR2@Questcor.com

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